Exhibit 5.1
RICHARDSON & PATEL LLP

September 17, 2013

Ideal Power Inc.
5004 Bee Creek Road, Suite 600
Spicewood, Texas

Re:	Issuance and Sale of 2,875,000 Shares of Common Stock of Ideal Power Inc.

Gentlemen:

We are acting as counsel to Ideal Power Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 2,875,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes an over-allotment of 375,000 shares, in an aggregate amount of up to $14,375,000, pursuant to the Registration Statement on Form S-1, No. 333-190414, including the related prospectus included therein (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 6, 2013, as amended by Amendment No. 1 thereto filed with the Commission on the date hereof.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement will be legally issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ RICHARDSON & PATEL LLP